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                                EXHIBIT 26


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                 [Form of Invitation for Competitive Bid]


[Date]



Subject:  Request for Proposal to Purchase $      Principal Amount of
          Central Power & Light Company Preferred Stock

Dear [                        ]:

Central Power and Light Company (the "Company") is requesting bids with
respect to the purchase from the Company of up to           shares of its
Preferred Stock, $     par value per share.  The Registration Statement on
Form S-3 relating to the Preferred Stock is effective. Bids will not be accepted for less than the entire amount. You will be notified by telephone or telecopy of any reduction in the number of shares offered no
later than       a.m. New York Time on               . Bids are being
solicited from the following firms:

          *
          *
          *

In the event you are interested in submitting a bid proposal, we have enclosed the following relevant documents:
     a)   Bid Acknowledgement
     b)   Form of Underwriting Agreement
     c) Form of Prospective Purchaser's Questionnaire (to be delivered to Milbank, Tweed, Hadley & McCloy by each of the firms listed above submitting a Proposal, and if any such Firm is submitting a Proposal as a member of a group, to be delivered by each
          member of such group, in triplicate before      a.m. New York
          time on the day of submission of proposals)
     d)   Prospectus
     e)   Form of Prospectus Supplement

Representatives of the Company will be available by phone on
        between      a.m. and        a.m. at (214) 777-     to answer any
due diligence questions you may have.

Submission of Proposals: A Proposal may be submitted by an individual firm of group of firms, which may include other firms listed above. However, no firm may submit or participate, directly or through an affiliate, in more than one Proposal.

Any Proposal submitted to the Company shall be irrevocable until   :
a.m., New York time on              ,         , unless such Proposal is
sooner rejected by the Company.

Acceptance of Proposals: Each firm should communicate by telephone its Proposal by stating the information called for in the Form of Bid
Acknowledgement no later than   :   a.m., New York time, on          ,
    ,       , to the Company representative listed across from the name of each respective firm shown below:


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              Firm                           Company Representative


In addition, the Company requires that each bidder or representative of a group of bidders, whether successful or not, fill in and return the Bid
Acknowledgement after the bids are made on                  .

Prior to   :   a.m., New York time on        ,       , the Company may
accept at its option the proposal that provides it with the lowest effective cost or may reject all proposals. The lowest effective cost to the Company will be calculated by the Company using the following methodology:

          [ Definition of Methodology ]

A proposal shall be deemed rejected by the Company if it shall not have
been accepted by   :  a.m. New York time, on           ,       .

In case two or more proposals provide the identical effective cost, the Company (unless it rejects all proposals) will give the bidders of such identical proposals an opportunity to improve their proposals. If no improved proposals shall be made by such bidders within the time specified by the Company, or if upon submission of such revised proposals, two or more of such proposals provide the Company with the identical lowest effective cost, the Company may accept any one of such identical proposals at its discretion. The Company reserves the right to reject any and all proposals.

Upon acceptance of a proposal, the designated firm shall immediately transmit by facsimile a completed and executed Form of Bid Acknowledgement and Underwriting Agreement to the Company at (214) 777-1223 Attention:
               , Treasurer. The Company will then execute and transmit it by facsimile to the designated firm.

The specific terms of the Preferred Stock with respect to this Request for Proposal are included on the attached Form of Bid Acknowledgement
(Appendix A).

General: All questions as to the validity, form, eligibility and acceptance of any of the Proposals will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the right to reject any and all proposals. The Company further reserves the right to waive any irregularities in any or all of the proposals.


Should you have any questions on the above procedures or the mechanics for this security issue, please do not hesitate to call me at (214) 777-
or Counsel to the Underwriters,                                      .

Sincerely,



Stephen D. Wise


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                            BID ACKNOWLEDGEMENT



     This Bid Acknowledgement must be returned after submission of your bid, whether accepted or rejected, for the purchase of
shares of Central Power & Light Company's     % Preferred Stock, $    par
value per share.  Bids are requested before       a.m., New York time.


Dividend Rate:

Purchase Price to the Company:                                per share

Underwriting Discounts
& Commissions:                                                per share

Public Offering Price
                                per share



Company:

Signature:


Return to:
     Stephen D. Wise
     Central and South West Corporation
     P.O. Box 660164
     Dallas, Texas 75266-0164


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                                                                APPENDIX A




           Certain Terms Applicable to the Proposed Issuance of
                  shares of Preferred Stock, $    par value per share


           ("Preferred Stock") of Central Power & Light Company

Aggregate Principal Amount of Preferred Stock to be offered:  $


Underwriting Discount:             The Underwriting Discount shall not
exceed    % of the principal amount of the Preferred Stock.

Proceeds to the Company: [To be determined]

Price to the Public: [To be determined]

Redemption Provisions: [To be determined]

Sinking Fund Provisions:  [To be determined]

Dividend Payment Dates:  [To be determined]

Closing:  The closing of the sale of the Preferred Stock shall occur on
          at      a.m. at the offices of
.

General: All questions as to the validity, form, eligibility and acceptance of any of the proceeds will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the right to reject any and all proposals. The Company further reserves the right to waive any irregularities in any or all of the proposals.